Exhibit 4.8

EXECUTION VERSION

SUBSIDIARY GUARANTEE AGREEMENT

THIS SUBSIDIARY GUARANTEE AGREEMENT (this “Agreement”) is made as of this 7th day of November, 2011 (the “Effective Date”), by Amylin Ohio LLC, a Delaware limited liability company (“Amylin Ohio”), and each of the other parties hereto as an Additional Guarantor (as herein defined) (collectively with Amylin Ohio, the “Subsidiary Guarantors”), in favor of Eli Lilly and Company, an Indiana corporation (“Lilly”). Each of the Subsidiary Guarantors and Lilly are sometimes referred to herein as a “Party” and collectively as the “Parties”. “Amylin Parties” has the meaning set forth in the Note, and for clarity, each Subsidiary Guarantor shall be an “Amylin Party” under the Note Documents.

RECITALS

WHEREAS, reference is made to the Secured Promissory Note, dated as of the Effective Date, given by Amylin Pharmaceuticals, Inc., a Delaware corporation (“Amylin”), in favor of Lilly in the initial principal amount of $1,200,000,000 (as it may be amended, modified, supplemented or restated from time to time, the “Note”; capitalized terms used in this Agreement and not otherwise defined in this Agreement, shall have the meanings set forth in the Note);

WHEREAS, the Subsidiary Guarantors have agreed to execute this Agreement in the form hereof pursuant to the terms of the Note; and

WHEREAS, each of the Subsidiary Guarantors is a direct or indirect wholly-owned Subsidiary of Amylin and acknowledges that it has derived substantial benefit from the Note.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

AGREEMENT

Section 1. Guaranty. Each Subsidiary Guarantor guarantees, jointly with the other Subsidiary Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations (the “Guaranteed Obligations”, and the guarantee referred to in the preceding clause being collectively referred to as the “Guarantee”). Each Subsidiary Guarantor agrees to comply with all covenants, agreements and obligations of the Amylin Parties under or pursuant to the Note Documents applicable to such Subsidiary Guarantor. Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee notwithstanding any extension or renewal of any Guaranteed Obligations.

Section 2. Obligations Not Waived. To the fullest extent permitted by applicable law and subject to Section 21, each Subsidiary Guarantor waives presentment to, demand of payment from and protest to Amylin or any other Subsidiary Guarantor of any of the Guaranteed Obligations, and also waives notice of acceptance of its guaranty and notice of protest for nonpayment other than with respect to notice requirements in connection with any Event of Default or Other Default. To the fullest extent permitted by applicable law and subject to Section 21, the obligations of each Subsidiary Guarantor hereunder shall not be affected by (a) the failure of Lilly to assert any claim or demand or to enforce or exercise any right or remedy against Amylin or any other Subsidiary Guarantor under the provisions of the Note Documents or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Note Document (other than this Agreement and the termination of the Note pursuant to its terms) or (c) the failure to perfect any security interest in, any of the security held by or on behalf of Lilly.

Section 3. [Reserved].

Section 4. [Reserved].

Section 5. Defenses Waived. Subject to Section 21, Lilly may, at its election, foreclose on any security held by it pursuant to the terms of the Security Agreement, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with Amylin or any Subsidiary Guarantor, without affecting or impairing in any way the liability of any other Subsidiary Guarantor hereunder except to the extent the Guaranteed Obligations have been fully, finally and indefeasibly paid in cash or the Note has terminated pursuant to its terms. Pursuant to applicable law but subject to Section 21, each Subsidiary Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Subsidiary Guarantor against Amylin or any other Subsidiary Guarantor or guarantor, as the case may be, or any security.

Section 6. Subordination. Upon payment by any Subsidiary Guarantor of any sums to Lilly under this Agreement, all rights of such Subsidiary Guarantor against Amylin arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations or the termination of the Note pursuant to its terms. If any amount shall erroneously be paid to any Subsidiary Guarantor on account of such subrogation, contribution, reimbursement, indemnity or similar right, such amount shall be held in trust for the benefit of Lilly and shall promptly be paid to Lilly to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Note Documents, subject to Section 21.

Section 7. Information. Each Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of Amylin’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Subsidiary Guarantor assumes and incurs hereunder, and agrees that Lilly will not have any duty to advise any of the Subsidiary Guarantors of information known to it or any of them regarding such circumstances or risks.

Section 8. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable law (but subject to Section 6), Amylin agrees that (a) in the event a payment shall be made by any Subsidiary Guarantor under this Agreement, Amylin shall indemnify such Subsidiary Guarantor for the full amount of such payment and such Subsidiary Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Subsidiary Guarantor shall be sold to satisfy a claim of Lilly, Amylin shall indemnify such Subsidiary Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

Section 9. Contribution and Subrogation. Each Subsidiary Guarantor (a “Contributing Subsidiary Guarantor”) agrees (subject to Section 6) that, in the event a payment shall be made by any other Subsidiary Guarantor under this Agreement or assets of any other Subsidiary Guarantor shall be sold to satisfy a claim of Lilly and such other Subsidiary Guarantor (the “Claiming Subsidiary Guarantor”) shall not have been fully indemnified by Amylin as provided in Section 8, the Contributing Subsidiary Guarantor shall indemnify the Claiming Subsidiary Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Subsidiary Guarantor on the Effective Date and the denominator shall be the aggregate net worth of all the Subsidiary Guarantors on the Effective Date (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 20, the date of the Supplement hereto executed and delivered by such Subsidiary Guarantor). Subject to Section 6, any Contributing Subsidiary Guarantor making any payment to a Claiming Subsidiary Guarantor pursuant to this Section 9 shall be subrogated to the rights of such Claiming Subsidiary Guarantor under Section 8 to the extent of such payment.

Section 10. Further Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Subsidiary Guarantors under Section 8 and Section 9 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise arising in connection with this Agreement shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations. No failure on the part of Amylin or any Subsidiary Guarantor to make the payments required under applicable law shall in any respect limit the obligations and liabilities of any Subsidiary Guarantor with respect to its obligations hereunder, and each Subsidiary Guarantor shall remain liable for the full amount of the obligations of such Subsidiary Guarantor hereunder, subject to Section 21.

Section 11. Representations and Warranties. Amylin Ohio represents and warrants as to itself that all representations and warranties relating to it contained Article IV of the Note are true and correct in all material respects as of the Effective Date (and any Additional Guarantor shall be deemed to have provided such representations and warranties as of the date that it joins this Agreement pursuant to Section 20 hereof).

Section 12. Termination; Release. The Guarantees made hereunder shall terminate upon the earlier of (i) indefeasible repayment in full of all Guaranteed Obligations or (ii) the termination of the Note. In connection with the foregoing, Lilly shall execute and deliver to each Subsidiary Guarantor or Subsidiary Guarantor’s designee, at such Subsidiary Guarantor’s expense, any documents or instruments which such Subsidiary Guarantor shall reasonably request from time to time to evidence such termination and release. If a Subsidiary Guarantor is no longer required to be a Subsidiary Guarantor pursuant to Section 6.4 of the Note, such Subsidiary Guarantor shall be released from its obligations under this Agreement without further action.

Section 13. No Waivers. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time. All rights and remedies existing under this Agreement and the other Note Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 14. Entire Agreement; Amendment. This Agreement (together with the schedules and exhibits hereto) and the other Note Documents are being executed and delivered in connection with the execution and delivery of the Settlement and Termination Agreement. This Agreement and the other Note Documents set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties, whether oral or written, with respect to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

Section 15. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to any conflicts of laws principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(b) All actions, claims, suits or proceedings (“Actions”) arising out of or relating to this Agreement shall be heard and determined exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, and any appellate court from any thereof. Consistent with the preceding sentence, the parties hereby (i) submit to the exclusive jurisdiction of any such courts for the purpose of any Action arising out of or relating to this Agreement brought by either party and (ii) irrevocably waive, to the fullest extent permitted by applicable law, and agree not to assert as a defense, counterclaim or otherwise, in any such Action, any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party agrees that notice or the service of process in any Action arising out of or relating to this Agreement shall be properly served or delivered if delivered in the manner provided for notices by Section 17 of this Agreement.

(c) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY OR PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

Section 16. Certain Provisions of Settlement and Termination Agreement. The following provisions of the Settlement and Termination Agreement shall be incorporated by reference herein, mutatis mutandis, as if set forth at length in this Agreement: Section 13.15 (No Strict Construction), Section 13.18 (Counterparts), Section 13.20 (Severability), Section 13.21 (Ambiguities) and Section 13.22 (Headings).

Section 17. Notices. All notices hereunder shall be in writing and given in the manner provided in Section 10.4. All notices hereunder to any Subsidiary Guarantor shall be given to it at its address set forth on Schedule I attached hereto or to such other address as such Subsidiary Guarantor may have furnished to Lilly in writing in accordance herewith.

Section 18. Assignment. This Agreement and the rights and obligations of the Parties will inure to the benefit and be binding upon each Party and its successors and permitted assigns. No Party may assign this Agreement or any rights or obligations hereunder except in accordance with Section 10.5 of the Note. Any attempted assignment not in accordance with this Section 18 will be void.

Section 19. [Reserved].

Section 20. Additional Subsidiaries. From time to time subsequent to the date hereof, additional Persons may (and shall, as and to the extent required under the Note) become parties hereto as additional Subsidiary Guarantors (each, an “Additional Guarantor”), by executing an instrument substantially in the form of Annex 1. Upon execution and delivery after the Effective Date by Lilly and such Subsidiary of an instrument in the form of Annex 1, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor herein. The execution and delivery of any instrument adding an additional Subsidiary Guarantor as a party to this Agreement shall not require the consent of any other Subsidiary Guarantor hereunder. The rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Agreement.

Section 21. Remedies for Other Defaults; Limited Recourse. Notwithstanding anything to the contrary in this Agreement or any other Note Document, the Parties hereto agree that:

(a)    Lilly shall be permitted to exercise rights and remedies against any Amylin Party or any Grantor for such Person’s failure to perform or observe any covenant or agreement under this Agreement or any other Note Document or for any inaccuracy of any representation or warranty made by such Person under this Agreement or under any other Note Document if and only if an Other Default or Event of Default has occurred and is continuing.

(b)    Upon the occurrence and during the continuance of an Other Default, Lilly shall have all rights and remedies provided under applicable law or in equity.

(c)    No Amylin Party or Grantor shall be liable under this Agreement, any other Note Document, the Settlement and Termination Agreement or any other Ancillary Agreements for any indirect, incidental, consequential, special or punitive damages (including, without limitation, damages for loss of profits or loss of business opportunities) arising out of this Agreement, any other Note Document, the Settlement and Termination Agreement or any other Ancillary Agreements, in each case whether or not caused by or resulting from the activities of such Person, the occurrence of any Event of Default, the occurrence of any Other Default or any other breach of, default by or other failure of such Person under this Agreement, any other Note Document, the Settlement and Termination Agreement or any other Ancillary Agreements and, in any such case, regardless of whether such Person has been advised of the possibility of any such damage.

(d)    Upon the breach of, default by or other failure of any Amylin Party or any Grantor under this Agreement or any other Note Document, other than upon the occurrence or existence of, and during the continuation of, an Event of Default, Lilly shall have no right to exercise remedies pursuant to the Security Agreement (for clarity, upon an Other Default, Lilly shall have the rights set forth in Section 21(b) above).

(e)    The sole recourse of Lilly in respect of the Guaranteed Obligations hereunder or under any other Note Document shall be to the Collateral under the Security Documents, and Lilly agrees that it shall not seek to enforce any monetary judgment with respect to the Guaranteed Obligations hereunder or under any other Note Document other than against the Collateral; provided that, notwithstanding the foregoing: (i) Lilly shall have the rights described in Section 21(b) with respect to any Other Default; and (ii) Lilly shall not be limited in seeking recourse against any Amylin Party, or any Amylin Party’s assets for any breach by Amylin of the Settlement and Termination Agreement or with respect to any indemnification obligations or other amounts owing by any Amylin Party thereunder, including, without limitation, pursuant to the provisions of Article IV thereof (even if such obligations are referenced as Mandatory Payments in the Note Documents).

(f)    Lilly shall be permitted to declare all Obligations immediately due and payable if and only if an Event of Default has occurred and is continuing at the time of such declaration.

Section 22. Savings Clause.

(a) It is the intent of each Subsidiary Guarantor and Lilly that each Subsidiary Guarantor’s maximum obligations hereunder shall be, but not in excess of:

(i)    in a case or proceeding commenced by or against any Subsidiary Guarantor under the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”) on or within two years from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Subsidiary Guarantor owed to Lilly) to be avoidable or unenforceable against such Subsidiary Guarantor under (x) Section 548 of the Bankruptcy Code or (y) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii)    in a case or proceeding commenced by or against any Subsidiary Guarantor under the Bankruptcy Code subsequent to two years from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Subsidiary Guarantor to Lilly) to be avoidable or unenforceable against such Subsidiary Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii)    in a case or proceeding commenced by or against any Subsidiary Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Subsidiary Guarantor to Lilly) to be avoidable or unenforceable against such Subsidiary Guarantor under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

(b)    The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of such Subsidiary Guarantor to Lilly) shall be determined in any case or proceeding shall hereinafter be referred to as the “Avoidance Provisions.” To the extent set forth in Section 22(a) (i), (ii), and (iii), but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance or found unenforceable under the Avoidance Provisions, if any Subsidiary Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations (to the extent applicable under the Avoidance Provisions), or if the Guaranteed Obligations would render such Subsidiary Guarantor insolvent, or leave such Subsidiary Guarantor with an unreasonably small capital to conduct its business, or cause such Subsidiary Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature (to the extent applicable under the Avoidance Provisions), in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by such Subsidiary Guarantor, the maximum Guaranteed Obligations for which such Subsidiary Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of such Subsidiary Guarantor to Lilly), as so reduced, to be subject to avoidance or unenforceability under the Avoidance Provisions.

(c)    This Section 22 is intended solely to preserve the rights of Lilly hereunder to the maximum extent that would not cause the Guaranteed Obligations of such Subsidiary Guarantor to be subject to avoidance or unenforceability under the Avoidance Provisions, and neither the Subsidiary Guarantors nor any other person shall have any right or claim under this Section 22 as against Lilly that would not otherwise be available to such person under the Avoidance Provisions.

Section 23. Schedules, Exhibits and Attachments. All schedules, exhibits and attachments referred to herein are intended to be and hereby are specifically made part of this Agreement. However, if there is a conflict between a term or condition of such schedules, exhibits and attachments and this Agreement, the terms and conditions of this Agreement shall prevail.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AMYLIN OHIO LLC

By:	/s/ Mark G. Foletta
Name: Mark G. Foletta
Title: President and Treasurer

ELI LILLY AND COMPANY

By:	/s/ Enrique Conterno
Name: Enrique A. Conterno
Title: Senior VP and President – Lilly Diabetes

[SIGNATURE PAGE TO SUBSIDIARY GUARANTEE AGREEMENT]

SCHEDULE I TO THE

SUBSIDIARY GUARANTEE AGREEMENT

ADDRESSES FOR NOTICES:

If to Amylin Ohio, to:
Amylin Ohio LLC
c/o Amylin Pharmaceuticals, Inc.
9360 Towne Centre Drive
San Diego, California 92121
Attention: Chairman and Chief Executive Officer

with a copy to:	Amylin Pharmaceuticals, Inc.
9360 Towne Centre Drive
San Diego, California 92121
Attention: General Counsel

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Nancy Lieberman

if to Lilly, to:	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
Attention: General Counsel

with a copy to:	Covington & Burling LLP
1201 Pennsylvania Ave., N.W.
Washington, D.C. 20004
Attention: John A. Hurvitz

ANNEX 1 TO THE

SUBSIDIARY GUARANTEE AGREEMENT

SUPPLEMENT NO. [    ] dated as of [            ] (this “Supplement”), to the Subsidiary Guarantee Agreement (as amended, modified, supplemented or restated from time to time, the “Guarantee Agreement”) dated as of November 7, 2011 (the “Effective Date”) executed by Amylin Ohio LLC, a Delaware corporation, in favor of Eli Lilly and Company, an Indiana corporation (“Lilly”). Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Guarantee Agreement.

RECITALS

WHEREAS, reference is made to the Secured Promissory Note, dated as of the Effective Date, given by Amylin in favor of Lilly in the initial principal amount of $1,200,000,000 (as it may be amended, modified, supplemented or restated from time to time, the “Note”);

WHEREAS, as a condition to the effectiveness of the Note, Amylin Ohio LLC executed the Guarantee Agreement; and

WHEREAS, the undersigned Subsidiary of Amylin is a direct or indirect wholly-owned Subsidiary of Amylin and acknowledges that it has derived substantial benefit from the Note.

WHEREAS, FROM time to time subsequent to the Effective Date, additional Persons may be required pursuant to Section 6.4 of the Note to become parties to the Guarantee Agreement as additional Subsidiary Guarantors, and the undersigned Subsidiary of Amylin (the “New Subsidiary Guarantor”) is executing this Supplement in accordance with such requirements of the Note and the Guarantee Agreement to become a Subsidiary Guarantor.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

AGREEMENT

Section 1. In accordance with Section 6.4 of the Note and Section 20 of the Guarantee Agreement, the New Subsidiary Guarantor by its signature below becomes a Subsidiary Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Subsidiary Guarantor, and the New Subsidiary Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee Agreement and the other Note Documents (as such term is defined in the Guarantee Agreement) applicable to it as Subsidiary Guarantor and (b) represents and warrants that the representations and warranties made by it as a Subsidiary Guarantor under the Guarantee Agreement and the other Note Documents are true and correct in all material respects on and as of the date hereof. Each reference to a Subsidiary Guarantor in the Guarantee Agreement shall be deemed to include the New Subsidiary Guarantor. The Guarantee Agreement is hereby incorporated herein by reference.

Section 2. The New Subsidiary Guarantor represents and warrants to Lilly that this Supplement has been duly authorized, executed and delivered by it and assuming due authorization, execution and delivery by Lilly, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting enforcement of creditors’ rights generally and by general principles of equity.

Section 3. This Supplement shall become effective as to the New Subsidiary Guarantor when a counterpart hereof executed on behalf of the New Subsidiary Guarantor shall have been delivered to Lilly, and a counterpart hereof shall have been executed on behalf of Lilly. This Supplement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 4. Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.

Section 5. This Supplement shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to any conflicts of laws principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Section 6. In case any provision of this Supplement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7. All notices hereunder shall be in writing and given in the manner provided in Section 17 of the Guarantee Agreement. All notices hereunder to the New Subsidiary Guarantor shall be given to it at its address set forth under its signature below, with a copy to Amylin.

[Signature pages follow]

[NEW SUBSIDIARY GUARANTOR]

By:
Name:
Title:

ELI LILLY AND COMPANY

By:
Name:
Title: